EXHIBIT 99.1

Behringer Harvard Acquires Multifamily

Property in Fort Lauderdale Metro Area

DALLAS, Sept. 21, 2010 — Behringer Harvard announced today its acquisition of Parrot’s Landing Apartments, a 560-unit multifamily community at 7900 Hampton Blvd. in North Lauderdale, Florida. The community comprises 24 three-story buildings constructed in two phases on a 29—acre site 15 miles northwest of Fort Lauderdale-Hollywood International Airport.

“Parrot’s Landing is a well-leased multifamily community in an improving market that we were able to acquire at a compelling basis,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “We’re pleased to co-invest in this property with Grand Peaks Properties, a respected real estate firm with strong experience in strategically acquiring and managing multifamily communities across the country.”

Behringer Harvard acquired a 90 percent ownership interest in Parrot’s Landing, which was purchased for the portfolio of Behringer Harvard Opportunity REIT II, Inc. Denver-based Grand Peaks Properties acquired a 10 percent ownership interest and will assume management of the property. As of the date of acquisition, Parrot’s Landing was 94.6 percent leased.

Situated on a wooded site with lakefront views, the community benefits from an $8.4 million multiyear renovation program, completed in early 2010, that upgraded the interiors and exteriors of most of the property’s Phase I apartments. Common amenities include three swimming pools, a fitness center, a car-care center and a lighted tennis court. Apartment units, averaging 927 square feet, feature up to three bedrooms and two baths, washer-dryers, private patios or balconies, vaulted ceilings, ceramic tile in kitchens and baths, oversized closets and extra storage. Parrot’s Landing residents also enjoy easy access to five major traffic arteries serving South Florida including the Florida Turnpike, which is two miles to the west, and Interstate 95, which is five miles to the east.

Parrot’s Landing is surrounded by a wealth of retail, office and industrial space within the expanding Fort Lauderdale market. Community residents are conveniently situated within 12 miles of major employment centers including downtown Fort Lauderdale, the Fort Lauderdale-Hollywood International Airport and the deepwater harbor of Port Everglades. Two hospitals, University Hospital and Coral Springs Medical Center, are within a five-mile radius of the property.

Major nearby shopping centers include Coral Springs Mall and Sawgrass Mills Mall. The community also is near dozens of recreational amenities. It’s immediately north of Hampton Pines Park, a 32-acre city park, and the seaside of the Atlantic Ocean is only a 20-minute drive away at Pompano Beach, a popular attraction for beachcombers, golfers and sport fishers. In addition, the central business districts of Miami and West Palm Beach are 40 and 60 minutes, respectively, from the property.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers	Barbara Marler	Jason Mattox
Richards Partners	Behringer Harvard	Chief Administrative Officer
katie_myers@richards.com	bmarler@behringerharvard.com	Behringer Harvard
214.891.5842	469.341.2312	jmattox@behringerharvard.com
866.655.3600